Exhibit 99.2

FORM OF

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

OF FRIENDFINDER NETWORKS INC.

I.

PURPOSES

The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of FriendFinder Networks Inc. (the “Company”) for the purposes of (a) discharging the Board’s responsibilities relating to the compensation of the Company’s chief executive officer (the “CEO”), (b) making recommendations to the Board with respect to the compensation of the Company’s other executive officers, (c) administering the Company’s equity-based compensation plans and (d) reviewing the disclosures in Compensation Discussion and Analysis and producing an annual compensation committee report for inclusion in the Company’s proxy statement.

II.

RESPONSIBILITIES

In addition to such other duties as the Board may from time to time assign, the Committee shall:

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in consultation with senior management, recommend to the Board for approval the Company’s general compensation philosophy and objectives;

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review and approve the Company’s goals and objectives relevant to the compensation of the CEO, annually evaluate the CEO’s performance in light of those goals and objectives and based on this evaluation determine the CEO’s compensation level, including salary, bonus, incentive and equity compensation.  In determining the long-term incentive component of the CEO’s compensation, the Committee shall consider, among other factors, the Company’s performance and relative stockholder return, the value of similar incentive awards to CEO’s at comparable companies, and the awards given to the Company’s CEO in past years;

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make recommendations to the Board with respect to all employment agreements, severance arrangements, change in control provisions and agreements and any special supplemental benefits applicable to the Company’s executive officers;

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review and make recommendations to the Board with respect to incentive compensation and equity-based plans;

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review and discuss with management the disclosures made in Compensation Discussion and Analysis prior to the filing of the Company’s annual report on Form 10-K and proxy statement for the annual meeting of stockholders, and recommend to the Board whether the Compensation Discussion and Analysis should be included in the Form 10-K and proxy statement;

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prepare an annual compensation committee report for inclusion in the Company’s proxy statement for the annual meeting of stockholders in accordance with the applicable rules of the Securities and Exchange Commission;

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conduct an annual performance evaluation of the Committee;

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review and reassess the adequacy of this charter periodically and recommend any proposed changes to the Board for approval; and

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administer the Company’s equity-based compensation plans, including the grant of stock options and other equity awards under such plans.

III.

COMPOSITION

The Committee shall be comprised of three or more members (including a Chairperson), all of whom shall be “independent directors,” as such term is defined in the rules and regulations of the New York Stock Exchange.  In addition, each Committee member shall be a “Non-Employee Director” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 (with each member’s status in reference to Item 404(a) of Regulation S-K being determined pursuant to Note (4) to Rule 16b-3) and an “outside director” as defined by Section 162(m) of the Internal Revenue Code.  The members of the Committee and the Chairperson shall be selected not less frequently than annually by the Board and serve at the pleasure of the Board.  A Committee member (including the Chairperson) may be removed at any time, with or without cause, by the Board.  The Board may designate one or more independent directors as alternate members of the Committee, who may replace any absent or disqualified member or members at any meetings of the Committee.

IV.

MEETINGS AND OPERATIONS

The Committee shall meet as often as necessary, but at least once each year, to enable it to fulfill its responsibilities.  The Committee shall meet at the call of its Chairperson.  The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s Bylaws.  A majority of the members of the Committee shall constitute a quorum.  The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present.  Subject to the Company’s Bylaws, the Committee may act by unanimous written consent of all members in lieu of a meeting.  The Committee shall determine its own rules and procedures, including designation of a chairperson pro tempore in the absence of the Chairperson, and designation of a secretary.  The secretary need not be a member of the Committee and shall attend Committee meetings and prepare minutes.  The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company.  Any member of the Board shall be provided with copies of such Committee minutes if requested.

The Committee may ask members of management, employees, outside counsel, or others whose advice and counsel are relevant to the issues then being considered by the Committee to attend any meetings and to provide such pertinent information as the Committee may request.  The Committee shall have authority to delegate any of its responsibilities to one or more subcommittees as the Committee may from time to time deem appropriate.

The Chairperson of the Committee shall be responsible for leadership of the Committee, including preparing the agenda, presiding over Committee meetings, making Committee assignments and reporting the Committee’s actions to the Board from time to time as requested by the Board.

V.

AUTHORITY

The Committee has the authority, to the extent it deems appropriate, to retain one or more  compensation consultants to assist in the evaluation of CEO or executive compensation.  The Committee shall have the sole authority to retain and terminate any such consulting firm, and to approve the firm’s fees and other retention terms.  The Committee shall also have the authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any consulting firm or other advisors employed by the Committee.

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